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RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK
20 Madison Ave. Ext., P.O. Box 5144
Albany, NY 12205

1-800-541-2251

                            DEFERRED ANNUITY CONTRACT

This is a deferred annuity contract. It is a legal contract between You, as the Owner, and Us, RiverSource Life Insurance Co. of New York, a stock company, Albany, New York. PLEASE READ YOUR CONTRACT CAREFULLY.

If You are living on the Annuitization Start Date, We will begin to pay You monthly payments, subject to other provisions of this contract. This date may be changed as provided in this contract.

We issue this contract in consideration of the payment of the initial purchase payment.

ACCUMULATION VALUES, DEATH BENEFIT AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE ON A VARIABLE BASIS AND MAY INCREASE OR DECREASE. SUCH BENEFITS ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE THE ACCOUNTS: FIXED AND VARIABLE SECTION FOR VARIABLE ACCOUNT PROVISIONS. THE MORTALITY AND EXPENSE RISK CHARGE, CONTRACT ADMINISTRATIVE CHARGE, VARIABLE ACCOUNT ADMINISTRATIVE CHARGE AND CHARGES FOR ANY OPTIONAL RIDERS ARE SHOWN UNDER CONTRACT DATA.

OPTIONAL RIDER CHARGES TAKEN FROM THE VARIABLE ACCOUNT MAY REDUCE THE DEATH BENEFIT AMOUNT TO LESS THAN THE CONTRACT VALUE. SEE THE PAYMENTS TO BENEFICIARIES PROVISIONS.

The smallest rate of investment return required to ensure that the dollar amount of variable annuity payments does not decrease equals the sum of (1) the mortality and expense risk base fee shown under Contract Data, (2) the variable account administrative charge shown under Contract Data, and (3) the assumed investment return for the Table of Annuity Payout Rates available for Your contract. Refer to the "Determination of the First Variable Annuity Payment" and "Variable Annuity Payments After the First Payment" provisions for additional detail.

The Fixed Account may not be available on the Contract Date. Please check the Contract Data to determine whether the Fixed Account is currently available. We reserve the right to restrict payments and transfers to the Regular Fixed Account and transfers from the Regular Fixed Account on a nondiscriminatory basis with 30 Days written notice.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR TEN DAYS. If for any reason You are not satisfied with this contract, You may cancel this contract by returning it to Us or Our agent within ten Days after You receive it.

     - If this is not an IRA contract, upon such cancellation We will refund an amount equal to the sum of: (1) the Contract Value at the end of the Valuation Period during which We receive the contract; and (2) any fees paid or any premium tax charges paid.

     - If this is an IRA contract, upon such cancellation We will refund the sum of: (1) all purchase payments which You have paid; and (2) any fees paid or any premium tax charges paid.

This contract will then be considered void from its start.

Signed for and issued by RiverSource Life Insurance Co. of New York, Albany, New York as of the Contract Date.

411381-NY                            Page 1                            (04/2013)

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                                          MAUREEN'S SIGNATURE
                                          President
[-s- SIGNATURE]
Secretary

-    Flexible Purchase Payments -- Subject to Limitations

-    Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments

-    Annuity Payments Begin on the Annuitization Start Date

-    This Contract is Nonparticipating -- Dividends Are Not Payable

-    Surrender Charges May Be Waived under Specified Conditions

411381-NY                            Page 2                            (04/2013)

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                          GUIDE TO CONTRACT PROVISIONS

CONTRACT DATA ..................................................................        Page 3
  Important contract specifications, fund allocations, fees and charges, surrender charge schedule

DEFINITIONS ....................................................................     Pages 4-5
  Important words and meanings

GENERAL PROVISIONS .............................................................     Pages 6-7
  Entire Contract
  Annuity Tax Qualification
  Contract Modification
  Incontestable
  Benefits Based on Incorrect Data
  State Laws
  Reports to Owner
  Evidence of Survival
  Protection of Proceeds
  Payments by Us
  Voting Rights
  Termination of the Contract

OWNERSHIP, ANNUITANT AND BENEFICIARY ...........................................     Pages 7-8
  Owner Rights
  Non-Natural Person and Revocable Trust Ownership
  Change of Ownership
  Beneficiary
  Change of Beneficiary
  Change of Annuitant or Contingent Annuitant
  Pre-election of an Annuity Payment Plan
  Assignment

PAYMENTS TO BENEFICIARIES ......................................................     Page 9-10
  Spouse's Option to Continue Contract
  Death Benefit Before the Annuitization Start Date
  Payment Options
  Amount Payable Before the Annuitization Start Date
  Death Benefit After the Annuitization Start Date

PURCHASE PAYMENTS ..............................................................       Page 11
  Purchase Payments
  Additional Purchase Payments
  Payment Limits
  Allocation of Purchase Payments

ACCOUNTS: FIXED AND VARIABLE ...................................................   Pages 12-13
  The Fixed Account
  Interest to be Credited
  The Variable Account
  Investments of the Variable Account
  Valuation of Assets
  Variable Account Accumulation Units
  Variable Account Accumulation Unit Value
  Net Investment Factor
  Mortality and Expense Risk Charge
  Variable Account Administrative Charge
  Annuity Unit Value

CONTRACT VALUE .................................................................   Pages 14-15
  Contract Value
  Contract Value in the Variable Account
  Contract Value in the Regular Fixed Account
  Contract Value in the Special DCA Fixed Account
  Contract Administrative Charge
  Premium Tax Charges
  Transfers of Contract Values
  Dollar Cost Averaging
  Special DCA Fixed Account

SURRENDER PROVISIONS ...........................................................   Pages 16-18
  Surrender
  Rules for Surrender
  Surrender Value
  Surrender Charge
  Waiver of Surrender Charges
  Suspension or Delay in Payment of Surrender
  Waiver of Surrender Charges upon Hospital or Nursing Home Confinement
  Waiver of Surrender Charges upon Terminal Illness Diagnosis

ANNUITY PROVISIONS .............................................................   Pages 19-20
  Annuity Payment
  Change of Annuitization Start Date
  Annuity Payment Plans
  Plan Selection
  Allocation of Contract Values to Provide Fixed and Variable Payments
  Fixed Annuity Payments
  Variable Annuity Payments
  Determination of the First Variable Annuity Payment
  Variable Annuity Payments After the First Payment
  Exchange of Annuity Units

TABLES OF ANNUITY PAYOUT RATES .................................................   Pages 21-22
  Tables showing amount of first Variable Annuity payment and the guaranteed
    Fixed Annuity payments for the various payment plans

411381-NY                            Page 3                            (04/2013)

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                                   DEFINITIONS

The following words are used often in this contract. When We use these words, this is what We mean:

ACCUMULATION UNIT

An Accumulation Unit is an accounting unit of measure. It is used to calculate the Contract Value in the Variable Account prior to the application of amounts to an annuity payment plan.

ANNUITANT

The Annuitant is the person or persons on whose life periodic annuity payments depend. If there are joint Annuitants prior to the Annuitization Start Date, the term Annuitant in this contract is replaced in all instances with the term Annuitants.

ANNUITIZATION START DATE

The Annuitization Start Date is the date on which annuity payments begin as described in the Annuity Payment provision. This date is either as shown under Contract Data or the date as changed as provided in this contract. You will be notified prior to the Annuitization Start Date.

ANNUITY UNIT

An Annuity Unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the Annuitization Start Date.

ATTAINED AGE

Attained Age is the number of whole years since birth, which is the same as the age as of a person's latest birthday, unless born on February 29.

CODE

The Code is the Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTINGENT ANNUITANT

The Contingent Annuitant is the person who becomes the Annuitant when the current Annuitant dies prior to the Annuitization Start Date.

CONTRACT ANNIVERSARY

The Contract Anniversary is the same Day and month as the Contract Date each year that the contract remains in force.

CONTRACT DATE

The Contract Date is the date from which Contract Anniversaries, contract years, and contract months are determined. Your Contract Date is shown under Contract Data.

CONTRACT VALUE

The Contract Value is the sum of the Contract Value in the Regular Fixed Account, Contract Value in the Special DCA Fixed Account and Contract Value in the Variable Account.

DAY

Unless specified otherwise, a Day is a calendar day.

FIXED ACCOUNT

The Fixed Account is made up of all Our assets other than those in any separate account.

FIXED ANNUITY

A Fixed Annuity is an annuity with payments which are guaranteed by Us as to dollar amount during the annuity payment period.

NONQUALIFIED CONTRACT

A Nonqualified Contract is a contract used primarily for retirement purposes that is not intended to qualify as a Tax Qualified Contract.

OWNER, YOU, YOUR

"Owner," "You" and "Your" refer to the owner or owners of this contract. Any contract provisions based on the age of the Owner will be based on the age of the oldest Owner. Any ownership change, including continuation of the contract by Your spouse under the Spouse's Option to Continue Contract provision, redefines "Owner," "You" and "Your" as the new owner.

REGULAR FIXED ACCOUNT

The Regular Fixed Account is an option available within the Fixed Account to which You may allocate purchase payments and Contract Values. Amounts allocated to the Regular Fixed Account will earn a specified rate of interest.

411381-NY                            Page 4                             (4/2013)

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SPECIAL DCA FIXED ACCOUNT

The Special DCA Fixed Account is an option within the Fixed Account to which You may allocate purchase payments. Purchase payment amounts You allocate to the Special DCA Fixed Account must be transferred within a specified period of time to selected variable subaccounts. The amounts allocated to the Special DCA Fixed Account earn a specified rate of interest until transferred out of the Special DCA Fixed Account.

TAX QUALIFIED CONTRACT

A Tax Qualified Contract is a contract that is intended to qualify as part of a tax-advantaged retirement plan such as individual retirement annuities, tax-sheltered savings annuities or other tax-advantaged retirement plans.

VALUATION DATE

A Valuation Date is each Day the New York Stock Exchange is open for trading. At the New York Stock Exchange close of business, the next Valuation Date begins. Whenever Your Contract Anniversary is not a Valuation Date, Your Contract Value for that Contract Anniversary will be based on close of business values on the next Valuation Date.

VALUATION PERIOD

A Valuation Period is the interval of time commencing at the New York Stock Exchange close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

VARIABLE ACCOUNT

The Variable Account consists of separate variable subaccounts to which You may allocate Contract Values including purchase payments. Each subaccount invests in shares of one fund. The variable subaccounts available on the Contract Date are shown under Contract Data. The value of Your investment in each variable subaccount changes with the performance of the particular fund.

VARIABLE ANNUITY

A Variable Annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

WE, US, OUR

Any reference to "We," "Us" or "Our" means RiverSource Life Insurance Co. of New York.

WRITTEN REQUEST

A Written Request is a request in writing, on a form acceptable to Us, signed by You and delivered to Us at Our corporate office.

411381-NY                            Page 5                             (4/2013)

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                               GENERAL PROVISIONS

ENTIRE CONTRACT

This contract form and any attached endorsements or riders are the entire contract between You and Us.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this contract. That person must do so in writing. None of Our other representatives or other persons has the authority to change or waive any of Our rights or requirements under this contract.

ANNUITY TAX QUALIFICATION

This contract is intended to qualify as an annuity contract under Section 72 and other relevant sections of the Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax-qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, subject to any necessary regulatory approval. We will send You a copy of any such amendments.

Pursuant to Section 3 of the federal Defense of Marriage Act ("DOMA"), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder's spouse.

CONTRACT MODIFICATION

This contract may be modified at any time by written agreement between You and Us. The modification must be signed by one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary).

INCONTESTABLE

This contract is incontestable from its Contract Date.

BENEFITS BASED ON INCORRECT DATA

If benefit amounts are determined by incorrect information regarding a person's age or gender, payments described in this contract will be adjusted. They will be based on what would have been provided using the correct birth date and/or correct gender. Any underpayments made by Us will promptly be paid in a single sum with an interest credit of 6% per annum. If there are any future payments under this contract, overpayments made by Us will be subtracted, together with an interest credit of 6% per annum.

STATE LAWS

This contract is governed by the law of the state in which it is delivered. Any paid up annuity, cash surrender or death benefits provided under the contract are not less than those required by the state where the contract was delivered.

REPORTS TO OWNER

At least once a year as of a date not more than four months previous to the date of mailing, We will send You, without charge, a statement showing (1) the Contract Value as of the beginning and end dates of the period, (2) the contract's surrender value and any outstanding loan value as of the end date of the period, (3) the contract's death benefit, and (4) amounts credited or debited during the period, identified by type. This statement will also show any other information required under state or federal law. It will be mailed to Your last known post office address.

We will also send You, without charge, notice of current or other values upon Your request.

EVIDENCE OF SURVIVAL

Where any payments under this contract depend on the recipient or Annuitant being alive on a certain date, We may require proof satisfactory to Us that such condition has been met. Such proof may be required prior to making the payments.

PROTECTION OF PROCEEDS

Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

PAYMENTS BY US

All sums payable by Us are payable at Our corporate office. Any payment or surrender from a

411381-NY                            Page 6                             (4/2013)

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variable subaccount is based on the variable subaccount value.

VOTING RIGHTS

If federal law requires, We will give certain voting rights to contract owners. If You have voting rights, We will send You a notice telling You the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes to which You are entitled.

TERMINATION OF THE CONTRACT

The contract will be terminated under the following conditions:

1.   After the death benefit is paid, the contract will terminate.

2. Reduction of the Contract Value to zero will terminate the contract unless benefits are payable under the terms of certain optional withdrawal benefit or accumulation benefit riders, if any, attached to this contract.

3.   Your Written Request for a full surrender will terminate the contract.

                      OWNERSHIP, ANNUITANT AND BENEFICIARY

OWNER RIGHTS

Unless otherwise stated in this contract, You may exercise all rights and privileges provided in this contract or allowed by Us.

If two Owners jointly own this contract, each Owner may independently exercise transfers among the various account options and designate purchase payment allocations. Unless agreed to by Us, all other terms, conditions, rights and requirements that apply to an Owner under this contract shall apply jointly to each joint Owner named.

NON-NATURAL PERSON AND REVOCABLE TRUST OWNERSHIP

The Owner may be a non-natural person (e.g. irrevocable trust or corporation) or a revocable trust if We agree. If the Owner or any joint Owner is a non-natural person or a revocable trust, the Annuitant will be deemed to be the Owner for any provision or benefit using the age or life of the Owner. These include Payments to Beneficiaries provisions, the ROPP Benefit Age, Hospitalization/ Nursing Home Waiver Benefit Age, TI Waiver Benefit Age and Maximum Purchase Payments shown under Contract Data, the Waiver of Surrender Charge upon Hospital or Nursing Home Confinement provision, and the Waiver of Surrender Charge upon Terminal Illness Diagnosis provision. If the Owner or any joint Owner is a non-natural person or revocable trust, the Annuitant may not be changed.

CHANGE OF OWNERSHIP

You may change the ownership of this contract by Written Request or other method agreed to by Us. Once We receive the change, it will take effect as of the date of Your request, subject to any action taken or payment made by Us before the receipt.

A change of ownership may result in tax consequences.

See any attached tax qualified endorsement for ownership change limitations.

BENEFICIARY

Except as otherwise provided in the contract, beneficiaries are those You designate to receive the death benefit of this contract if You die while this contract is in force.

For joint spousal ownership with right of survivorship, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse to use the Spouse's Option to Continue Contract provision in the Payments to Beneficiaries section of the contract. (The deemed surviving spouse sole beneficiary designation may only be overridden if specifically requested in writing and signed by both joint spousal Owners.)

411381-NY                            Page 7                             (4/2013)

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Only those beneficiaries who are living as of the date of death may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving You, in accordance with Your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If there is no valid beneficiary designation or if no beneficiary survives, We will pay the benefits as follows:

     - if there are joint Owners, We will pay the surviving Owner(s), otherwise;

     - if the Owner is a non-natural person or revocable trust, We will pay the Owner, otherwise;

     -    to Your spouse, if living;

     -    if no spouse is living, to Your lawful children per stirpes;

     - if You have no spouse or direct descendents, to Your parents equally or the survivor, if living, otherwise to Your estate.

CHANGE OF BENEFICIARY

BY OWNER: You may change the beneficiary at any time by Written Request or other method agreed to by Us. Once We receive the change, it will take effect as of the date of Your request. However, We are not liable for any payment made by Us before the receipt.

BY BENEFICIARY: If the death benefit under this contract becomes payable to a beneficiary (recipient) under an annuity payment plan, that recipient shall have the right to name, or later change, their own beneficiary by Written Request. If there is no valid beneficiary designation or if no beneficiary survives the recipient, We will pay any benefits due under the annuity payment plan following the death of the original beneficiary as follows:

     -    to the recipient's spouse, if living;

     - if no spouse is living, to the recipient's lawful children per stirpes;

     - if the recipient has no spouse or direct descendents, to the recipient's parents equally or the survivor, if living, otherwise to the recipient's estate.

CHANGE OF ANNUITANT OR CONTINGENT ANNUITANT

If:

1.   this is a Nonqualified Contract, and

2.   You are a natural person, and

3.   You are not a revocable trust, and

4.   it is prior to the Annuitization Start Date;

then You may change the Annuitant or Contingent Annuitant by Written Request or other method agreed to by Us. Once We receive the request, it will take effect as of the date of Your request, subject to any action taken or payment made by Us before the receipt.

In addition, if the Annuitant is not an Owner and the Annuitant dies before the Annuitization Start Date, the Owner becomes the Annuitant unless a Contingent Annuitant has been previously selected. The contract continues in force, and no death benefit is payable.

If the Annuitant is an Owner and the Annuitant dies before the Annuitization Start Date, the death benefit is payable.

In the case of joint ownership, one Owner must be named as Contingent Annuitant.

PRE-ELECTION OF AN ANNUITY PAYMENT PLAN

If this is a Nonqualified Contract, You may elect how the death benefit described in this contract is to be paid in the event of Your death before the Annuitization Start Date. You must make the election by Written Request or other method agreed to by Us. In this event the death benefit shall be payable as so elected by You, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract. This provision is available for Tax Qualified Contracts if agreed to by Us.

ASSIGNMENT

If this is a Nonqualified Contract, You can assign this contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an Owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to Us at Our corporate office. Unless otherwise specified by You, assignments shall be effective on the date the assignment notice is signed, subject to any action taken or payment made by Us before the assignment was received at Our corporate office. We are not responsible for the validity or effect, tax or otherwise, of any assignment.

411381-NY                            Page 8                             (4/2013)

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                            PAYMENTS TO BENEFICIARIES

SPOUSE'S OPTION TO CONTINUE CONTRACT

If You die before the Annuitization Start Date and Your spouse is the sole primary beneficiary or a joint tenant with right of survivorship, Your spouse may accept payment of the death benefit under options described below or keep the contract in force as Owner, including any associated riders in force, subject to rider continuation rules in effect. If the Owner was also the Annuitant, then the spouse becomes the Annuitant as well.

Election by the spouse to continue the contract must be made by Written Request, or other method agreed to by Us, at the time We receive due proof of death. Upon spousal continuation the Contract Value shall be equal to the death benefit that would otherwise have been paid but with no reduction for rider charges on riders that remain in-force. The spouse may make additional purchase payments to the contract. Surrender charges under the continued contract shall not apply after the election by the spouse to continue the contract.

DEATH BENEFIT BEFORE THE ANNUITIZATION START DATE

A death benefit is payable to the beneficiary if You die when the Contract Value is greater than zero and before the Annuitization Start Date.

If the annuity is jointly owned by non-spousal Owners, then the death benefit will be paid to the beneficiary at the first death of a joint Owner.

If the annuity is jointly owned by spousal Owners, see Spouse's Option to Continue Contract above.

PAYMENT OPTIONS

Any amounts payable or applied by Us as described in this section will be based on the Contract Values as of the Valuation Date on or next following the date on which We receive due proof of death at Our corporate office. Due proof of death includes all documents needed to complete a beneficiary's claim.

The death benefit for each beneficiary will be payable in a lump sum on the Valuation Date We receive due proof of death from that beneficiary. The beneficiary may elect to receive payment anytime within five years after the date of death.

In lieu of a lump sum, payments may be made under a payment plan, provided:

     - the beneficiary elects the plan at the time We receive due proof of death; and

     - the plan provides payments over a period which does not exceed the life or over a period not extending beyond the life expectancy of the beneficiary; and

     -    payments begin no later than one year after the date of death.

If the beneficiary elects an annuity payment plan, such beneficiary shall be the Annuitant for purposes of a lifetime payment plan.

AMOUNT PAYABLE BEFORE THE ANNUITIZATION START DATE

If You are the ROPP Benefit Age (shown under Contract Data) or younger on the later of (1) the Contract Date or (2) the date of the most recent "covered life change," (if applicable), and if You die prior to the Annuitization Start Date with a Contract Value greater than zero; then We will pay the beneficiary the greater of the following amounts:

     1. the Contract Value, after any rider charges have been deducted from the Variable Account; or

     2.   the Return of Purchase Payment (ROPP) Value.

If You are older than the ROPP Benefit Age (shown under Contract Data) on the later of (1) the Contract Date or (2) the date of the most recent "covered life change" (if applicable), and if You die prior to the Annuitization Start Date with a Contract Value greater than zero; then We will pay the beneficiary the Contract Value after any rider charges have been deducted from the Variable Account.

COVERED LIFE CHANGE DEFINITION: A "covered life change" is either A) continuation of the contract by a spouse under the Spouse's Option to Continue Contract provision or B) an ownership change where an Owner after the ownership change was not an Owner prior to the change.

RETURN OF PURCHASE PAYMENT (ROPP) VALUE DEFINITION: On the Contract Date the ROPP value is established as the total purchase payments made to the contract.

Adjustments are made to the ROPP value in the following circumstances:

1.   Additional purchase payments will be added to the ROPP value.

2. Partial surrenders will result in "adjustments for partial surrenders" subtracted from the ROPP value.

3. After a "covered life change" for a spouse who continues the contract, the ROPP value is reset to the Contract Value on the date of continuation after any increases to the Contract Value due to the death benefit that would otherwise have been paid but with no reduction for rider charges on riders that remain in-force.

4. After a "covered life change" other than for a spouse who continues the contract:

411381-NY                            Page 9                             (4/2013)

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     if the prior Owner was eligible for the ROPP, the ROPP value is reset on the Valuation Date We receive Your Written Request for the "covered life change" to the lesser of A or B where:

          A = the Contract Value on that date after any rider charges have been deducted from the Variable Account, and

          B  = the ROPP value on that date (but prior to the reset).

     if the prior Owner was not eligible for the ROPP, the ROPP value is reset on the Valuation Date We receive Your Written Request for the "covered life change" as the Contract Value on that date, after any rider charges have been deducted from the Variable Account.

ADJUSTMENTS FOR PARTIAL SURRENDERS DEFINITION: "Adjustments for partial surrenders" are calculated for each partial surrender using the following formula:

                             a  X  b       where:
                             -------
                                c

     a =  the amount Your Contract Value is reduced by the partial surrender

     b =  the ROPP value on the date of (but prior to) the partial surrender

     c = the Contract Value on the date of (but prior to) the partial surrender.

DEATH BENEFIT AFTER THE ANNUITIZATION START DATE

The Owner's death produces a death benefit after the Annuitization Start Date. The amount payable, if any, will depend on the annuity payment plan then in effect.

DEATH OF THE OWNER: If the Owner is the Annuitant and dies after the Annuitization Start Date, payments cease for lifetime only payment plans. Payments continue to the Owner's beneficiaries for the remainder of any guarantee period or for the lifetime of a surviving joint Annuitant, if any.

If the Owner is not the Annuitant and dies after the Annuitization Start Date, payments continue to the beneficiaries according to the payment plan in effect.

DEATH OF THE ANNUITANT OR OF A BENEFICIARY RECEIVING PAYMENTS UNDER AN ANNUITY PAYMENT PLAN: If the Owner is not the Annuitant and the Annuitant dies after the Annuitization Start Date, payments cease for lifetime payment plans. Payments continue to the Owner for the remainder of any guarantee period or for the lifetime of a surviving joint Annuitant, if any.

If a beneficiary elects an annuity payment plan as provided under the Payment Options provision above and dies after payments begin, payments continue to beneficiaries named by the deceased beneficiary as provided under the Change of Beneficiary provision for the remainder of any guarantee period.

In any event, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.

411381-NY                           Page 10                             (4/2013)

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                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

Purchase payments are the payments You make for this contract and the benefits it provides. Purchase payments must be paid or mailed to Us at Our corporate office or to an authorized agent. If requested, We'll give You a receipt for Your purchase payments.

ADDITIONAL PURCHASE PAYMENTS

Subject to the Payment Limits provision below, additional purchase payments may be made until the earlier of:

     1.   the date this contract terminates by surrender or otherwise; or

     2.   the Annuitization Start Date.

Subject to the Payment Limits Provision You may:

     1.   stop and/or restart purchase payments; or

     2.   increase or decrease the amount of Your purchase payments; or

     3.   change the interval of Your purchase payments.

PAYMENT LIMITS

Maximum Purchase Payments - The maximum purchase payments in the first or later years may not exceed the amounts shown under Contract Data, based on the contract year and Your Attained Age at the time of payment unless We allow otherwise on a non-discriminatory basis.

The Maximum Purchase Payments Permitted includes payments to all deferred annuity contracts We have issued where You are an Owner.

Additional Purchase Payments - Additional purchase payments You make must be at least the minimum amount shown under Contract Data.

You cannot allocate purchase payments to the Fixed Account for six months following: (1) a partial surrender from the Fixed Account; (2) a lump sum transfer from the Regular Fixed Account to another account; or (3) termination of automated transfers from the Special DCA Fixed Account prior to the end of the elected Special DCA time period.

We reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 36 months; and (2) the Contract Value is less than $2000. In this event, We will give You notice of Our intent to cancel this contract. Upon such cancellation We will pay You the Contract Value, after any rider charges have been deducted from the Variable Account, in one sum. This contract will then terminate.

ALLOCATION OF PURCHASE PAYMENTS

You instruct Us on how You want Your purchase payments allocated among the available accounts.

The percentage of any payment which may be allocated to the Regular Fixed Account is shown under Contract Data. We reserve the right to restrict payments to the Regular Fixed Account on a nondiscriminatory basis with 30 Days written notice. In addition, if We waive any restrictions on payments to the Regular Fixed Account, You will be notified in writing, signed by an officer of the company.

Allocations to certain accounts or variable subaccounts may be limited or required under the terms of certain optional benefit riders, if any, attached to this contract.

Your allocation instructions as of the Contract Date are shown under Contract Data. Unless any restrictions apply, You may, by Written Request or other method agreed to by Us, change Your choice of accounts or percentages. If Your current allocation instructions include a fund to which allocations are restricted and You do not provide new instructions, We will apply payments pro rata according to the valid portion of Your allocation instructions. The first purchase payment will be allocated as of the end of the Valuation Period during which We make an affirmative decision to issue this contract. Purchase payments after the first will be allocated as of the end of the Valuation Period during which We receive the payment at Our corporate office.

411381-NY                           Page 11                             (4/2013)

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                          ACCOUNTS: FIXED AND VARIABLE

THE FIXED ACCOUNT

The Fixed Account is part of Our general account. It is made up of all Our assets other than those in:

1.   The Variable Account; and

2.   Any other segregated asset accounts.

The Fixed Account consists of the Regular Fixed Account and the Special DCA Fixed Account.

We back the principal and interest guarantees relating to the Fixed Account. Purchase payments, interest credited and transfers allocated to the Fixed Account become part of Our general account.

INTEREST TO BE CREDITED

We will credit interest to the Fixed Account daily. We may credit interest to each Special DCA Fixed Account at promotional rates that are higher than those We credit to the Regular Fixed Account. All interest rates We quote are effective annual interest rates - this refers to the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue at Our current crediting rate on the date each purchase payment, which is received in Our corporate office, becomes available to Us for use and on the date of any transfers to the Fixed Account. The current crediting rate is determined by Us and at Our discretion but will never be less than the Fixed Account Minimum Interest Rate shown under Contract Data.

One year after receipt of each purchase payment or transfer, the rate for the payment or transfer amount, and its accumulated interest, may change. Interest will accrue at revised rates determined by Us and at Our discretion. These rates may be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses. However, the rate will never be less than the Fixed Account Minimum Interest Rate shown under Contract Data. Your interest rate for each purchase payment or transfer will never change more frequently than annually.

THE VARIABLE ACCOUNT

The Variable Account is a separate investment account of Ours. It consists of variable subaccounts which are named under Contract Data. We have allocated a part of Our assets for this and other contracts to the Variable Account with a value at least equal to the reserves and other contract liabilities with respect to such account. Such assets remain Our property. However, the portion of the assets which equals the reserves and other liabilities of the account(s) shall not be charged with liabilities arising out of any other business in which We may take part. Income, gains, and losses, whether or not realized from assets allocated to the Variable Account, are credited or charged to such account without regard to other income, gains or losses of the company.

INVESTMENTS OF THE VARIABLE ACCOUNT

Purchase payments and transfer amounts applied to the variable subaccounts will be allocated as specified by You. Each variable subaccount will buy, at net asset value, shares of the fund for that variable subaccount shown under Contract Data or as later added or changed as described below.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or, in Our judgment, the funds are no longer suitable for the variable subaccounts. We have the right to substitute any funds for those shown under Contract Data.

We may also:

-    add additional variable subaccounts investing in other funds,

-    combine any two or more variable subaccounts,

- transfer assets to and from the variable subaccounts or the Variable Account, and

-    eliminate or close any variable subaccounts.

When required, We would first seek approval of the Securities and Exchange Commission and the insurance regulator of the state where this contract is delivered.

VALUATION OF ASSETS

Fund shares in the variable subaccounts will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for variable subaccounts chosen by You is found by:

1.   adding the number of accumulation units resulting from:

     a.   purchase payments allocated to the variable subaccount; and

     b.   transfers to the variable subaccount;

2.   and subtracting the number of Accumulation Units resulting from:

     a.   transfers from the variable subaccount; and

     b.   surrenders (including surrender charges) from the variable subaccount;
          and

411381-NY                           Page 12                             (4/2013)

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     c.   contract administrative charge or any rider charge deductions from the variable subaccount.

The number of Your Accumulation Units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.   is the amount allocated to or deducted from the variable subaccount; and

2. is the Accumulation Unit value for the variable subaccount for the respective Valuation Period during which We received the purchase payment or transfer value, or during which We deducted transfers, surrenders, surrender charges, rider charges or contract administrative charges.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is found as follows:

     The Accumulation Unit value for each variable subaccount for the last prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Accumulation Unit value is being calculated. The result is the Accumulation Unit value.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or Annuity Unit may increase or decrease.

The net investment factor for any such variable subaccount for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

1.   is the sum of:

     a. the net asset value per share of the fund held in the variable subaccount determined at the end of the current Valuation Period; plus

     b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current Valuation Period; and

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior Valuation Period; and

3.   is a factor representing the mortality and expense risk charge; and

4. is a factor representing the variable account administrative charge described below.

MORTALITY AND EXPENSE RISK CHARGE

In calculating unit values We will deduct a mortality and expense risk charge from the variable subaccounts which is equal, on an annual basis, to a percentage of the daily net asset value. This percentage is the Annual Mortality and Expense Risk Fee shown under Contract Data. The deduction is made to compensate Us for assuming the mortality and expense risks under contracts of this type. The deduction will be:

1.   made from each variable subaccount; and

2.   computed on a daily basis.

Fees for certain optional riders and features, if elected, will be added to the Annual Mortality and Expense Risk Fee.

VARIABLE ACCOUNT ADMINISTRATIVE CHARGE

In calculating unit values, We will deduct a variable account administrative charge, as shown under Contract Data, from the variable subaccounts. This deduction is made to compensate Us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1.   made from each of Your variable subaccounts; and

2.   computed on a daily basis.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is found as follows:

1. the Annuity Unit value for each variable subaccount for the last prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Annuity Unit value is being calculated.

2. the result is multiplied by an interest factor, which is done to offset the assumed investment return which is built into Table A under the Tables of Annuity Payout Rates section. . For Table A with a 5% assumed investment return, the interest factor on an annualized basis is equal to .952381. For Table A with a 3.5% assumed investment return, the interest factor on an annualized basis is equal to .966184.

411381-NY                           Page 13                             (4/2013)

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                                 CONTRACT VALUE

CONTRACT VALUE

The Contract Value at any time is the sum of:

1.   Contract Value in the Variable Account; and

2.   Contract Value in the Regular Fixed Account; and

3.   Contract Value in the Special DCA Fixed Account.

For surrenders and charges, a number of Accumulation Units and dollar amounts will be deducted from the above accounts to equal any amounts surrendered or charges made against the Contract Value.

For surrenders, You may specify from which of the above accounts that the deduction will be taken. Otherwise, the deduction will be taken from the above accounts in the same proportion that Your interest in each bears to the total Contract Value.

CONTRACT VALUE IN THE VARIABLE ACCOUNT

Your Contract Value in the Variable Account at any time will be the total of the value of the units in any variable subaccount resulting from:

1.   purchase payments allocated to a variable subaccount; plus

2.   any amounts transferred to a variable subaccount; less

3.   any amounts transferred from a variable subaccount; less

4. any amounts deducted from a variable subaccount for surrenders, contract administrative charges or any rider charges.

CONTRACT VALUE IN THE REGULAR FIXED ACCOUNT

The Contract Value in the Regular Fixed Account at any time will be the total of:

1. purchase payments allocated to the Regular Fixed Account, plus interest credited; plus

2. any amounts transferred to the Regular Fixed Account, plus interest credited; less

3.   any amounts transferred from the Regular Fixed Account; less

4. any amounts deducted from the Regular Fixed Account for surrenders or contract administrative charges.

CONTRACT VALUE IN THE SPECIAL DCA FIXED ACCOUNT

The Contract Value in the Special DCA Fixed Account at any time will be the total of:

1. purchase payments allocated to the Special DCA Fixed Account, plus interest credited; less

2.   any amounts transferred from the Special DCA Fixed Account; less

3. any amounts deducted from the Special DCA Fixed Account for surrenders or contract administrative charges.

CONTRACT ADMINISTRATIVE CHARGE

We charge a fee for establishing and maintaining Our records for this contract. The charge per year is shown under Contract Data and is deducted from the Contract Value at the end of each contract year or, if earlier, when the contract is fully surrendered. The charge deducted will be prorated among all accounts in the same proportion Your interest in each bears to the total Contract Value.

We reserve the right to adjust this charge after the first Contract Anniversary but the charge will never exceed the amount shown under Contract Data. We waive or reduce the annual contract administrative charge for any contract year where the Contract Value immediately prior to the deduction of the charge equals or exceeds the amount shown under Contract Data.

If You make a full surrender of this contract, We deduct the full contract administrative charge at the time of full surrender regardless of Contract Value.

The charge does not apply to the amount applied to an annuity payment plan or to the death benefit.

PREMIUM TAX CHARGES

We reserve the right to assess a charge against the Contract Value of this contract for any premium tax assessed to Us by a federal, state or local government. This charge could be deducted when You make purchase payments, or make a full surrender of the Contract Value or on the Annuitization Start Date.

411381-NY                           Page 14                             (4/2013)

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TRANSFERS OF CONTRACT VALUES

While this contract is in force prior to the Annuitization Start Date, transfers of Contract Values may be made as outlined below unless Contract Values are required to be allocated to certain accounts or variable subaccounts under the terms of certain optional benefit riders, if any, attached to this contract.

1. You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts. You may also transfer values held in one or more of the variable subaccounts to the Regular Fixed Account, subject to items 2 and 4 below.

2. On or within the 30 Days before or after a Contract Anniversary You may transfer values from the Regular Fixed Account to one or more of the variable subaccounts. This amount shall not exceed the Regular Fixed Account transfer limit shown under Contract Data. We reserve the right to restrict transfers from the Regular Fixed Account on a nondiscriminatory basis with 30 Days written notice. In addition, if We waive any restrictions on transfers from the Regular Fixed Account, You will be notified in writing, signed by an officer of the company. If such a transfer is made, You may not transfer amounts from any variable subaccount to the Regular Fixed Account for six months after such a transfer.

3. You may transfer from the Special DCA Fixed Account to the other accounts as explained in the Special DCA Fixed Account provision, shown below. If You terminate automated transfers from the Special DCA Fixed Account, You may not transfer amounts from any variable subaccount to the Regular Fixed Account for six months after such a transfer. You may not transfer values from any account into the Special DCA Fixed Account.

4. Amounts transferred to the Regular Fixed account shall not exceed the limit shown under Contract Data. We reserve the right to restrict transfers to the Regular Fixed Account on a nondiscriminatory basis with 30 Days written notice. In addition, if We waive any restrictions on transfers to the Regular Fixed Account, You will be notified in writing, signed by an officer of the company.

You may make a transfer by Written Request. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. The minimum automated transfer is $50.

In order to prevent use of the transfer right to the disadvantage of other contract owners, the right to transfer Contract Values among the subaccounts and Fixed Account is limited. Transferring into a subaccount and then transferring out of the same subaccount within a five business day period (or vice versa) is potentially disruptive transfer activity, and, therefore, We prohibit this type of transfer. Additionally, We reserve the right to modify or restrict transfer privileges if required to comply with the written instructions of a fund. Any modification or restriction could be applied to transfers to or from some or all of the variable subaccounts and other accounts.

These modifications could include, but are not limited to:

1.   the requirements of a minimum time period between each transfer,

2. not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract owner,

3.   suspending or terminating automatic transfer programs, or

4. limiting the dollar amount that You may transfer between the variable subaccounts and other accounts at any one time.

DOLLAR COST AVERAGING (DCA)

You may authorize the automated transfer of specified amounts at the interval You select, from the Regular Fixed Account (subject to transfer limits shown under Contract Data) or any variable subaccount, to any other variable subaccount other than the source account.

The unit values credited and applied to your contract are determined on each date of transfer. You may terminate DCA transfers at any time.

SPECIAL DCA FIXED ACCOUNT

You may also allocate new purchase payments to the Special DCA Fixed Account. You may authorize the automatic transfer of amounts on a monthly basis from the Special DCA Fixed Account to any of the variable subaccount(s). (Transfers from the Special DCA Fixed account to the Regular Fixed Account are not allowed.) All amounts allocated to the Special DCA Fixed Account will be transferred out within the specified Special DCA Fixed Account time period You elect from the time periods We make available.

If You terminate automated transfers from the Special DCA Fixed Account, the entire Special DCA Fixed Account balance will immediately be transferred according to Your Special DCA Fixed Account allocation instructions that are then in effect. If Your current Special DCA allocation instructions include a fund to which allocations are restricted and You do not provide new instructions, We will transfer amounts pro rata according to the valid portion of Your allocation instructions.

411381-NY                           Page 15                             (4/2013)

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                              SURRENDER PROVISIONS

SURRENDER

By Written Request or other method agreed to by Us and subject to the rules below You may:

1.   surrender this contract for the full surrender value; or

2.   surrender part of this contract for a partial surrender.

RULES FOR SURRENDER

All surrenders will have the following conditions.

1. You must send Us Your Written Request (or other method agreed to by Us): a. while this contract is in force; and b. while all Owners are living; and c. prior to the Annuitization Start Date.

2. Unless We agree otherwise, You must surrender an amount equal to at least $250. The Contract Value after a partial surrender must be at least $500.

3. For surrenders from the variable subaccounts, the amount surrendered, less any charges, will be paid to You within seven Days of the receipt of Your Written Request, unless subject to the Suspension or Delay in Payment of Surrender provision.

     For surrenders from the Fixed Account, the amount surrendered, less any charges, will normally be paid to You within seven Days of the receipt of Your Written Request and the return of this contract, if required. Following any required regulatory approval, We have the right to defer payment for up to six months from the date We receive Your request. In such circumstance, We will notify You of the reason for the delay, the effective date of the surrender, and the surrender value as of the date of Your request. If We defer payment more than 10 Days, We will pay annual interest at a rate required by law on the amount deferred.

4. For partial surrenders, if You do not specify from which account the surrender is to be made, the surrender will be made from all accounts in the same proportion as Your interest in each bears to the Contract Value.

5. If You die following a surrender request, payment will be made to Your estate.

Upon surrender for the full surrender value this contract will terminate. We may require that You return the contract to Us before We pay the full surrender value.

SURRENDER VALUE

The full surrender value at any time will be:

1.   the Contract Value immediately prior to the surrender;

2. minus the full contract administrative charge and any rider charges that are deducted from the Variable Account for a full surrender;

3.   minus any surrender charge.

For a partial surrender, We will determine the amount of Your Contract Value that needs to be surrendered, which after any surrender charge, will equal the amount You requested. We pay You the amount You requested.

SURRENDER CHARGE

A surrender charge may apply in the event You surrender some or all of Your Contract Value during the surrender charge period. The surrender charge schedule for Your contract, including the duration of the surrender charge period and the surrender charge percentage applicable to each contract year, is shown under Contract Data. A surrender charge applies if You surrender purchase payments received that are still in the surrender charge period. Refer to Waiver of Surrender Charges for situations when surrender charges are not deducted.

The surrender charge amount is determined by multiplying purchase payments surrendered which could be subject to a surrender charge by the applicable surrender charge percentage.

The amount that represents purchase payments surrendered is calculated using a prorated formula based on the percentage of Your Contract Value being surrendered. As a result, the amount that represents purchase payments surrendered may be greater than Your Contract Value surrendered. We determine the amount that represents purchase payments surrendered (PPS), purchase payments not subject to a surrender charge (PPF), and purchase payments which could be subject to a surrender charge (PPSC) by the following formula:

     PPS  = PPSC + PPF

     PPSC = ( PS - FA ) X (PP - PPF)
             ---------
              CV - FA

     PPF  = FA - "contract earnings", but not less than zero

     PP   = Purchase payments not previously surrendered (total purchase payments -- PPS)

     PS   = Amount the Contract Value is reduced by the surrender

411381-NY                           Page 16                             (4/2013)

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     FA   = the "total free amount"

     CV   = Contract Value prior to the surrender

DEFINITION OF "CONTRACT EARNINGS": With respect to these surrender provisions, "contract earnings" is defined as the Contract Value, less purchase payments not previously surrendered, but not less than zero.

With respect to these surrender provisions, "contract earnings" are surrendered first followed by purchase payments.

DEFINITION OF "TOTAL FREE AMOUNT"*: the greater of:

          a.   "contract earnings", or

          b. the CV Waiver Percentage shown under Contract Data multiplied by Your prior Contract Anniversary Contract Value, less any prior surrenders taken in the current contract year.

*During the first contract year, "total free amount" is the greater of:

          a.   "contract earnings", or

          b. the CV Waiver Percentage shown under Contract Data multiplied by all purchase payments applied prior to Your surrender request, less any amounts surrendered prior to Your surrender request that represent the "total free amount".

WAIVER OF SURRENDER CHARGES

Surrender charges are waived for all of the following.

1. In each contract year during the surrender charge period, the "total free amount" as defined in the Surrender Charge provision; and

2.   death benefit payments made in the event of Your death; and

3.   amounts applied to an annuity payment plan; and

4. for Tax Qualified Contracts other than Inherited IRAs, amounts surrendered to meet applicable minimum distribution requirements under the Code to the extent they exceed amounts waived under item 1 of this provision (NOTE:
     Amounts surrendered under this waiver provision are limited to applicable required minimum distributions for this contract only and to one time per year unless We agree otherwise.); and

5. exercise of the Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision described below; and

6. exercise of the Waiver of Surrender Charges upon Terminal Illness Diagnosis provision described below.

Surrender proceeds will not be disbursed until we notify You of any denial of Your request for waiver of surrender charges and give You the opportunity to accept or reject surrender proceeds.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER AMOUNT

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists as a result of which:

     a. disposal of securities held in the variable subaccounts is not reasonably practical; or

     b. it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5. if and to the extent permitted or required under the Federal Investment Company Act of 1940, as amended, and any other applicable federal or state law.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

WAIVER OF SURRENDER CHARGES UPON HOSPITAL OR NURSING HOME CONFINEMENT

If You are the Hospitalization/Nursing Home Waiver Benefit Age (shown under Contract Data) or younger on the Contract Date, surrender charges will be waived providing the following requirements are met:

1.   The amount surrendered is paid directly to You; and

2. We receive satisfactory written proof as described below that You are confined in a nursing home or hospital; and

3. such confinement has lasted for 60 straight Days or began within 30 Days following a 60 Day confinement; and

4.   such confinement began after the Contract Date of this contract; and

5. We receive Your surrender request no later than 91 Days after the release from the hospital or nursing home.

To qualify, a letter of proof must:

411381-NY                           Page 17                             (4/2013)

1. be signed by Your licensed physician or the hospital or nursing home administrator; and

2.   be on appropriate medical letterhead; and

3.   specify the confinement dates; and

4. if hospital confinement, specify hospital name, address and that it is operated pursuant to state and federal law; or

5. if nursing home confinement, specify nursing home name, address and that it meets the following definition of a nursing home.

DEFINITION OF NURSING HOME: To qualify, the nursing home must be a facility or distinctly separate part of a hospital or other institution which is licensed by the appropriate licensing agency to engage primarily in providing nursing care and related services to inpatients; and:

1. provide 24 hour a day nursing service under a planned program of policies and procedures which was developed with the advice of, and is periodically reviewed and executed by, a professional group of at least one doctor and one nurse; and

2. have a doctor on duty or on call at all times to furnish medical care in case of emergency; and

3. have at least one nurse who is employed there full time (or at least 24 hours per week if the facility has less than 10 beds); and

4.   have a nurse on duty or on call at all times; and

5.   maintain clinical records for all patients; and

6. have appropriate methods and procedures for handling and administering drugs and biologicals.

If an institution or facility has multiple licenses or purposes, a portion, ward, wing or unit thereof will qualify as a nursing home only if it meets all of the above criteria, is authorized by license to provide nursing care to inpatients, and is engaged principally in providing such nursing care in accordance with that license.

DEFINITION OF DOCTOR: A doctor is a physician, as defined in section 1861(r)(1) of the Federal Social Security Act, acting within the scope of his or her license in the state of licensure.

DEFINITION OF NURSE: A nurse is a registered professional nurse, acting within the scope of his or her license in the state of licensure.

WAIVER OF SURRENDER CHARGES UPON TERMINAL ILLNESS DIAGNOSIS

If You are the TI Waiver Benefit Age (shown under Contract Data) or younger on the Contract Date, surrender charges will be waived providing the following requirements are met:

1.   The amount surrendered is paid directly to You; and

2. We receive satisfactory written proof as described below that You are diagnosed with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the diagnosis; and

3.   such diagnosis occurred on or after the first Contract Anniversary.

You must provide Us with a letter of proof when You request the surrender. Your surrender request may be sent to Us any time after the terminal illness diagnosis and before a death benefit is payable.

To qualify, the letter of proof must:

1. be signed by Your physician who is legally qualified and licensed to practice medicine in his/her state of residence and is operating within the scope of that license; and

2.   be on appropriate medical letterhead; and

3. specify the terminal illness, the expected date of death and the date the terminal illness was initially diagnosed.

411381-NY                           Page 18                             (4/2013)

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                               ANNUITY PROVISIONS

ANNUITY PAYMENT

The Annuitization Start Date is the date shown under Contract Data. It can be changed by You as provided below. On the Annuitization Start Date, the amount applied to an annuity payment plan will be the Contract Value after any rider charges are deducted from the Variable Account.

The first payment will be made as provided by the selected plan. Before the first payment is sent, We will require satisfactory proof of the Annuitant's age and that the Annuitant is alive. We may also require that You exchange this contract for a supplemental contract which provides the annuity payments.

CHANGE OF ANNUITIZATION START DATE

You may change the Annuitization Start Date shown under Contract Data by Written Request or other method agreed to by Us. If You select a new date, it must be at least 30 Days after We receive Your request and not earlier than 13 months from the Contract Date.

The Annuitization Start Date must be on or before the latest of:

     1.   Your 95th birthday, or

     2.   the 10th Contract Anniversary, or

     3.   such other date as agreed upon by Us.

ANNUITY PAYMENT PLANS

Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through D below or another plan agreed to by Us.

PLAN A -- LIFE INCOME NON-REFUND. This provides monthly annuity payments during the lifetime of the Annuitant. No payments will be made after the Annuitant dies.

PLAN B -- LIFE INCOME WITH GUARANTEED PERIOD. This provides monthly annuity payments during the lifetime of the Annuitant with a guarantee by Us that payments will be made for at least five, 10 or 15 years whether or not the Annuitant is living. You must select a guaranteed period, and the minimum number of years payable is five years.

PLAN C -- LIFE INCOME WITH INSTALLMENT REFUND. This provides monthly annuity payments during the lifetime of the Annuitant with a guarantee by Us that payments will be made at least for a certain number of months whether or not the Annuitant is living. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

PLAN D -- JOINT AND SURVIVOR LIFE INCOME NON-REFUND. This provides monthly annuity payments during the lifetime of the Annuitant and joint Annuitant. When either the Annuitant or the joint Annuitant dies We will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the Annuitant and joint Annuitant.

PLAN SELECTION

You may select the plan or change to another plan by Written Request, or other method agreed to by Us, at least 30 Days before the Annuitization Start Date. If We have not received Your Written Request to select a plan, the first annuity payment will be made 30 Days after the Annuitization Start Date according to Plan B with monthly payments guaranteed for ten years.

If the plan selected has a payment amount that is the same as another plan having a longer guarantee period, then the plan with the longer guarantee period will be deemed to have been chosen.

After the Annuitization Start Date, You cannot change to a different plan.

If Your Contract Value is less than $2,000 or would not provide an initial monthly payment of at least $20, We have the right to make a lump sum payment of the Contract Value after any rider charges are deducted from the Variable Account.

ALLOCATION OF CONTRACT VALUES TO PROVIDE FIXED AND VARIABLE PAYMENTS

On the Annuitization Start Date, You use the value described under the Annuity Payment provision above, to provide Fixed Annuity and/or Variable Annuity payments.

Unless We agree otherwise, You may use a maximum of ten variable subaccounts at any one time. The Special DCA Fixed Account is not available on and after the Annuitization Start Date. In addition, certain variable subaccounts may not be available on and after the Annuitization Start date.

FIXED ANNUITY PAYMENTS

A Fixed Annuity is an annuity with payments which:

1.   are guaranteed as to dollar amount; and

2. do not vary in amount based on the investment performance of the variable subaccounts.

When annuity payments begin, amounts You allocate to provide fixed dollar payments under Plans

411381-NY                           Page 19                             (4/2013)

A, B, C and D will be applied to the applicable Annuity Payout Rates Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B under the Tables of Annuity Payout Rates provision.

VARIABLE ANNUITY PAYMENTS

A Variable Annuity is an annuity with payments which:

1.   are not predetermined or guaranteed as to dollar amount; and

2. vary in amount based on the investment performance of the variable subaccounts.

DETERMINATION OF THE FIRST VARIABLE ANNUITY PAYMENT

When annuity payments begin, the amounts You allocate to provide Variable Annuity payments will be applied to the applicable Annuity Payout Rates Table. If the mortality and expense risk base fee plus the variable account administrative charge, both shown under Contract Data, is less than or equal to 1.50%, You can choose the Table of Payout Rates based on either a 3.5% or a 5% assumed investment return. If the mortality and expense risk base fee plus the variable account administrative charge is greater than 1.50%, You must choose the Table of Payout Rates based on a 3.5% assumed investment return. This will be done:

1.   on the Annuitization Start Date; and

2. in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied under Plans A, B, C and D is shown in Table A under the Tables of Annuity Payout Rates provision.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of Variable Annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the value of an Annuity Unit as of the Valuation Date on or next preceding the seventh Day before the Annuitization Start Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first payment. This number of Annuity Units remains fixed during the annuity payment period unless exchanged for units of any of the other variable subaccounts as provided below.

2. The fixed number of Annuity Units is multiplied by the Annuity Unit value as of the Valuation Date on or next preceding the seventh Day before the date the payment is due. The result establishes the dollar amount of the payment.

In order for the dollar amount of variable annuity payments not to decrease, the assets of the variable account must have an annualized investment return equal to the mortality and expense risk base fee plus the variable account administrative charge, both shown under Contract Data, plus the assumed investment return for Table A in the Tables of Annuity Payout Rates provision. There are two versions of Table A, one with a 3.5% assumed investment return and one with a 5% assumed investment return. See the Determination of the First Variable Annuity Payment provision to determine the appropriate table.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

EXCHANGE OF ANNUITY UNITS

After the Annuitization Start Date, Annuity Units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once in any contract year. Unless We agree otherwise You may use a maximum of ten variable subaccounts at any one time. No exchanges may be made to or from any Fixed Annuity after the Annuitization Start Date.

411381-NY                           Page 20                             (4/2013)

                         TABLES OF ANNUITY PAYOUT RATES

Two versions of Table A below show the amount of the first monthly Variable Annuity payment, based on a 3.5% or on a 5% assumed investment return, for each $1,000 of value applied under Plans A, B, C and D. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under Plans A, B, C and D will be based on Our fixed dollar Table of Annuity Payout Rates in effect on the Annuitization Start Date.

Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the gender and Attained Age of the Annuitant on the Annuitization Start Date. The amount of such annuity payments under Plan D will depend upon the gender and the Attained Age of the Annuitant and the joint Annuitant on the Annuitization Start Date.

           TABLE A* - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY
                           PAYMENT PER $1,000 APPLIED
                        *(5% ASSUMED INVESTMENT RETURN)

                       PLAN A                          PLAN B                          PLAN C          PLAN D
                  ---------------  ----------------------------------------------  -------------  ----------------
  Age                                             Life Income with                  Life Income   Joint & Survivor
  at     Beginning   Life Income     Five Years       Ten Years     Fifteen Years   Installment      Non-Refund
Annuit-      In       Non-Refund       Certain         Certain         Certain         Refund       Male & Female
ization     Year     Male  Female   Male  Female   Male     Female  Male   Female   Male  Female      Same Age
-------  ---------  -----  ------  -----  ------  -----     ------  ----   ------  -----  ------  ----------------
Age 65      2015     6.33    5.84   6.28    5.82   6.15      5.76   5.95    5.65    6.00    5.66         5.30
            2020     6.24    5.77   6.20    5.75   6.09      5.70   5.90    5.60    5.94    5.61         5.26
            2025     6.16    5.71   6.13    5.69   6.02      5.64   5.85    5.55    5.88    5.55         5.21
            2030     6.09    5.65   6.05    5.63   5.96      5.59   5.80    5.51    5.82    5.51         5.18
            2035     6.01    5.59   5.99    5.58   5.90      5.54   5.75    5.47    5.77    5.46         5.14
            2040     5.95    5.54   5.92    5.52   5.84      5.49   5.71    5.42    5.72    5.42         5.11

Age 75      2015     8.34    7.56   8.13    7.45   7.59      7.14   6.91    6.68    7.43    6.97         6.50
            2020     8.17    7.41   7.98    7.32   7.49      7.04   6.86    6.62    7.32    6.87         6.40
            2025     8.02    7.28   7.84    7.19   7.39      6.94   6.81    6.56    7.22    6.78         6.32
            2030     7.87    7.16   7.71    7.08   7.30      6.85   6.75    6.50    7.12    6.69         6.24
            2035     7.73    7.04   7.59    6.97   7.21      6.76   6.70    6.45    7.03    6.61         6.16
            2040     7.60    6.93   7.47    6.87   7.12      6.68   6.65    6.39    6.94    6.53         6.09

Age 85      2015    12.33   11.39  11.26   10.65   9.29      9.06   7.64    7.58    9.91    9.45         9.09
            2020    12.00   11.07  11.04   10.41   9.21      8.96   7.62    7.56    9.74    9.28         8.89
            2025    11.70   10.77  10.83   10.19   9.13      8.87   7.60    7.53    9.57    9.11         8.70
            2030    11.42   10.50  10.63    9.98   9.04      8.77   7.58    7.51    9.42    8.95         8.53
            2035    11.15   10.24  10.44    9.78   8.96      8.67   7.56    7.48    9.28    8.80         8.37
            2040    10.90   10.01  10.26    9.59   8.88      8.58   7.55    7.46    9.14    8.67         8.23

Age 95      2015    20.42   19.49  15.45   15.13  10.37      10.34  7.82    7.82   14.49   14.05         14.63
            2020    19.94   18.97  15.32   14.97  10.36      10.33  7.82    7.82   14.33   13.87         14.34
            2025    19.50   18.48  15.20   14.82  10.36      10.32  7.82    7.81   14.17   13.69         14.07
            2030    19.09   18.03  15.08   14.67  10.35      10.31  7.82    7.81   14.03   13.52         13.82
            2035    18.70   17.61  14.96   14.53  10.34      10.30  7.82    7.81   13.90   13.37         13.59
            2040    18.33   17.22  14.84   14.39  10.34      10.29  7.82    7.81   13.76   13.23         13.38

Age 100     2015    28.93   27.60  17.47   17.28  10.50      10.49  7.82    7.82   18.76   18.14         20.41
            2020    28.76   27.41  17.46   17.26  10.50      10.49  7.82    7.82   18.72   18.10         20.31
            2025    28.59   27.22  17.45   17.25  10.50      10.49  7.82    7.82   18.69   18.06         20.22
            2030    28.42   27.04  17.44   17.24  10.50      10.49  7.82    7.82   18.65   18.02         20.13
            2035    28.26   26.86  17.44   17.22  10.50      10.49  7.82    7.82   18.62   17.98         20.04
            2040    28.10   26.69  17.43   17.21  10.50      10.49  7.82    7.82   18.58   17.94         19.96

Table A above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G and a 5% assumed investment return. Mortality improvements are projected, for each applicable mortality rate, from calendar year 2000 to the calendar year in which each mortality rate is applicable for the Annuitant. Annuity Payment rates for any year, age, or any combination of year, age and gender not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by Us upon request.

411381-NY                           Page 21                             (4/2013)

           TABLE A* - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY
                           PAYMENT PER $1,000 APPLIED
                       *(3.5% ASSUMED INVESTMENT RETURN)

                       PLAN A                          PLAN B                          PLAN C          PLAN D
                  ---------------  ----------------------------------------------  -------------  ----------------
  Age                                             Life Income with                  Life Income   Joint & Survivor
  at     Beginning   Life Income     Five Years       Ten Years     Fifteen Years   Installment      Non-Refund
Annuit-      In       Non-Refund       Certain         Certain         Certain         Refund       Male & Female
ization     Year     Male  Female   Male  Female  Male      Female  Male   Female   Male  Female      Same Age
-------  ---------  -----  ------  -----  ------  ----      ------  ----   ------  -----  ------  ----------------
Age 65      2015     5.42    4.95   5.39    4.94  5.28       4.89   5.11    4.80    5.04    4.73          4.43
            2020     5.34    4.88   5.31    4.87  5.21       4.82   5.05    4.74    4.98    4.68          4.39
            2025     5.26    4.82   5.23    4.81  5.15       4.76   5.00    4.69    4.92    4.63          4.34
            2030     5.18    4.76   5.16    4.75  5.08       4.71   4.94    4.64    4.87    4.58          4.30
            2035     5.11    4.70   5.09    4.69  5.02       4.66   4.89    4.60    4.82    4.54          4.27
            2040     5.05    4.65   5.03    4.64  4.96       4.61   4.84    4.55    4.77    4.50          4.23

Age 75      2015     7.43    6.68   7.26    6.59  6.78       6.32   6.14    5.89    6.40    6.00          5.67
            2020     7.27    6.54   7.11    6.46  6.67       6.22   6.08    5.83    6.30    5.91          5.58
            2025     7.12    6.41   6.97    6.34  6.57       6.12   6.02    5.77    6.20    5.82          5.49
            2030     6.97    6.29   6.84    6.22  6.48       6.02   5.97    5.70    6.11    5.74          5.41
            2035     6.84    6.17   6.72    6.11  6.38       5.94   5.91    5.64    6.03    5.66          5.34
            2040     6.71    6.06   6.60    6.01  6.30       5.85   5.86    5.59    5.95    5.59          5.27

Age 85      2015    11.40   10.49  10.44    9.82  8.56       8.33   6.91    6.85    8.73    8.32          8.28
            2020    11.08   10.18  10.22    9.59  8.47       8.22   6.89    6.83    8.57    8.16          8.09
            2025    10.79    9.89  10.01    9.37  8.39       8.12   6.87    6.80    8.43    8.01          7.90
            2030    10.51    9.62   9.81    9.16  8.31       8.02   6.85    6.78    8.29    7.87          7.74
            2035    10.25    9.37   9.62    8.96  8.22       7.92   6.83    6.75    8.16    7.74          7.58
            2040    10.00    9.14   9.43    8.77  8.14       7.83   6.81    6.72    8.04    7.62          7.44

Age 95      2015    19.48   18.56  14.74   14.41  9.69       9.66   7.10    7.10   13.05   12.63         13.84
            2020    19.02   18.05  14.61   14.25  9.68       9.65   7.10    7.10   12.91   12.47         13.55
            2025    18.59   17.57  14.49   14.10  9.68       9.64   7.10    7.10   12.77   12.33         13.29
            2030    18.18   17.13  14.36   13.95  9.67       9.63   7.10    7.10   12.65   12.20         13.05
            2035    17.80   16.72  14.24   13.81  9.66       9.62   7.10    7.10   12.53   12.08         12.82
            2040    17.44   16.34  14.13   13.67  9.66       9.61   7.10    7.10   12.42   11.97         12.61

Age 100     2015    27.99   26.67  16.82   16.62  9.82       9.82   7.10    7.10   17.08   16.52         19.62
            2020    27.82   26.48  16.81   16.60  9.82       9.82   7.10    7.10   17.05   16.48         19.53
            2025    27.66   26.29  16.80   16.59  9.82       9.82   7.10    7.10   17.02   16.44         19.43
            2030    27.50   26.11  16.79   16.58  9.82       9.82   7.10    7.10   16.99   16.41         19.34
            2035    27.34   25.94  16.78   16.56  9.82       9.82   7.10    7.10   16.96   16.37         19.26
            2040    27.18   25.78  16.77   16.55  9.82       9.82   7.10    7.10   16.94   16.34         19.17

Table A above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G and a 3.5% assumed investment return. Mortality improvements are projected, for each applicable mortality rate, from calendar year 2000 to the calendar year in which each mortality rate is applicable for the Annuitant. Annuity Payment rates for any year, age, or any combination of year, age and gender not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by Us upon request.

411381-NY                           Page 22                             (4/2013)

Fixed Dollar annuity payments under Plans A, B, C and D will not be less than those shown in Table B. In addition, the amount of such payments will not be less than that which would be provided if any single payment immediate annuity contract then offered by Us to Annuitants in the same class were to be purchased with the greater of: (1) the surrender value of the contract; or (2)95% of the Contract Value of this contract.

          TABLE B - DOLLAR AMOUNT OF EACH MONTHLY FIXED DOLLAR ANNUITY
                           PAYMENT PER $1,000 APPLIED


                       PLAN A                          PLAN B                          PLAN C          PLAN D
                  ---------------  ----------------------------------------------  -------------  ----------------
  Age                                             Life Income with                  Life Income   Joint & Survivor
  at     Beginning   Life Income     Five Years       Ten Years     Fifteen Years   Installment      Non-Refund
Annuit-      In       Non-Refund       Certain         Certain         Certain         Refund       Male & Female
ization     Year     Male  Female   Male  Female  Male      Female  Male   Female   Male  Female      Same Age
-------  ---------  -----  ------  -----  ------  ----      ------  ----   ------  -----  ------  ----------------
Age 65      2015     4.03    3.59   4.01    3.58  3.93       3.55   3.80    3.49    3.36    3.16          3.13
            2020     3.95    3.53   3.93    3.52  3.86       3.49   3.74    3.43    3.32    3.13          3.08
            2025     3.87    3.47   3.85    3.46  3.80       3.43   3.69    3.38    3.28    3.09          3.04
            2030     3.80    3.41   3.78    3.40  3.73       3.38   3.63    3.33    3.24    3.05          3.00
            2035     3.73    3.35   3.72    3.35  3.67       3.33   3.58    3.28    3.20    3.02          2.96
            2040     3.67    3.30   3.66    3.30  3.61       3.28   3.53    3.24    3.17    2.99          2.93

Age 75      2015     5.99    5.30   5.87    5.24  5.49       5.03   4.92    4.66    4.45    4.19          4.40
            2020     5.84    5.16   5.72    5.11  5.38       4.92   4.86    4.60    4.38    4.13          4.31
            2025     5.69    5.04   5.59    4.99  5.28       4.83   4.80    4.53    4.31    4.07          4.22
            2030     5.55    4.92   5.46    4.88  5.18       4.73   4.74    4.46    4.25    4.01          4.14
            2035     5.43    4.82   5.34    4.78  5.09       4.65   4.68    4.40    4.19    3.96          4.07
            2040     5.30    4.71   5.23    4.68  5.00       4.56   4.62    4.34    4.14    3.91          4.00

Age 85      2015     9.88    9.02   9.10    8.48  7.39       7.14   5.77    5.71    6.30    6.02          7.00
            2020     9.58    8.72   8.88    8.25  7.30       7.04   5.75    5.68    6.19    5.92          6.81
            2025     9.30    8.44   8.67    8.03  7.21       6.93   5.73    5.66    6.10    5.83          6.63
            2030     9.03    8.19   8.47    7.83  7.12       6.83   5.71    5.63    6.02    5.74          6.47
            2035     8.78    7.95   8.28    7.63  7.04       6.73   5.69    5.60    5.94    5.66          6.32
            2040     8.55    7.73   8.10    7.45  6.95       6.63   5.67    5.57    5.86    5.59          6.19

Age 95      2015    17.92   17.02  13.57   13.23  8.60       8.56   5.98    5.97    9.82    9.50         12.54
            2020    17.48   16.52  13.44   13.07  8.59       8.55   5.98    5.97    9.73    9.41         12.26
            2025    17.06   16.06  13.31   12.91  8.59       8.54   5.98    5.97    9.66    9.33         12.01
            2030    16.67   15.64  13.19   12.76  8.58       8.53   5.98    5.97    9.59    9.26         11.78
            2035    16.31   15.25  13.07   12.62  8.57       8.52   5.98    5.97    9.52    9.19         11.56
            2040    15.97   14.89  12.95   12.48  8.56       8.51   5.98    5.97    9.46    9.11         11.36

Age 100     2015    26.42   25.09  15.74   15.53  8.74       8.73   5.98    5.98   13.01   12.56         18.30
            2020    26.25   24.91  15.73   15.51  8.74       8.73   5.98    5.98   12.99   12.54         18.21
            2025    26.09   24.74  15.72   15.50  8.74       8.73   5.98    5.98   12.97   12.52         18.12
            2030    25.94   24.57  15.71   15.48  8.74       8.73   5.98    5.98   12.95   12.50         18.04
            2035    25.79   24.40  15.70   15.47  8.74       8.73   5.98    5.98   12.93   12.48         17.95
            2040    25.64   24.24  15.69   15.46  8.74       8.73   5.98    5.98   12.92   12.46         17.87

Table B above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G at 1.0% annual effective interest rate. Mortality improvements are projected, for each applicable mortality rate, from calendar year 2000 to the calendar year in which each mortality rate is applicable for the Annuitant. Annuity Payment rates for any year, age, or any combination of year, age and gender not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by Us upon request.

411381-NY                           Page 23                            (4/2013)

                            DEFERRED ANNUITY CONTRACT

RIVERSOURCE LIFE                                          [RIVERSOURCE LOGO]
INSURANCE CO. OF NEW YORK
Offices:
20 Madison Ave. Ext., P.O. Box 5144
Albany, NY 12205

-    Flexible Purchase Payments -- Subject to Limitations

-    Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments

-    Annuity Payments Begin on the Annuitization Start Date

-    This Contract is Nonparticipating -- Dividends Are Not Payable

-    Surrender Charges May Be Waived under Specified Conditions

                                  CONTRACT DATA

 Deferred Annuity Contract: RIVERSOURCE(R) RAVA 5 SELECT (R) VARIABLE ANNUITY

Contract Number:   9920-SAMPLE      Contract Date:             May 1, 2013
Annuitant:         John Doe         Annuitization Start Date:  May 1, 2073
Contract Owner:    John Doe         Age at Issue:              35

Application Signed State/Contract Delivery State: NY

State Insurance Department: 800-342-3736

Initial Purchase Payment: $25,000   Contract Type:             Non-Qualified

Intended Optional Purchase Payments:
    Annual Amount:                     NA

Maximum Purchase Payments Permitted:
    1st Contract Year and Total:
        -   Under age 86:                      $1,000,000
        -   Age 86 or older and under age 91:  $100,000
        -   Age 91 or older:                   $0

    2nd Contract Year through 5th Contract Year:
        -   Under age 86:                      $100,000
        -   Age 86 or older and under age 91:  $50,000
        -   Age 91 or older:                   $0

    Each Contract Year thereafter:
        -   Under age 86:                      $0*
        -   Age 86 or older and under age 91:  $0*
        -   Age 91 or older:                   $0

* In addition, if this is a tax qualified contract, We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code that was in effect on the Contract Date.

Minimum Additional Purchase Payment:           $50

Purchase Payment Credits:                      Not available with this contract

Upon issuance of this contract your purchase payments have been scheduled to be paid and applied to the Fixed Account and variable subaccounts investing in funds as shown below. You may change the amount, frequency and allocations as provided in this contract. Refer to the Purchase Payments provision.

                                                      Payment
                                                     Allocation
Allocation                                           Percentage
----------                                           ----------
FIXED ACCOUNT
RiverSource Life of New York Regular Fixed Account       ___%
6-month Special DCA Fixed Account                        ___%
12-month Special DCA Fixed Account                       ___%

AIM V.I.
Capital Appreciation Fund, Series II Shares              ___%
Capital Development Fund, Series II Shares               ___%
Global Health Care Fund, Series II Shares                ___%
International Growth Fund, Series II Shares              ___%

ALLIANCEBERNSTEIN VPS
Global Thematic Growth Portfolio (Class B)               ___%
Growth and Income Portfolio (Class B)                    ___%
International Value Portfolio (Class B)                  ___%

AMERICAN CENTURY VP
Mid Cap Value, Class II                                  ___%
Ultra(R), Class II                                       ___%
Value, Class II                                          ___%

411381-DPRS5NY                      Page 3.0                          A(04/2013)

Contract Number:  9920-SAMPLE                Contract Date: May 1, 2013

                                                      Payment
                                                     Allocation
Allocation                                           Percentage
----------                                           ----------
COLUMBIA
High Yield Fund, Variable Series, Class B                ___%
Marsico Growth Fund, Variable Series, Class A            ___%
Marsico International Opportunities Fund, Variable
  Series, Class B                                        ___%
Small Cap Value Fund, Variable Series, Class B           ___%

CREDIT SUISSE TRUST -
Commodity Return Strategy Portfolio                      ___%

DREYFUS
VIF International Equity Portfolio, Service Shares       ___%
VIF International Value Portfolio, Service Shares        ___%

EATON VANCE VT
Floating-Rate Income Fund                                ___%

FIDELITY(R) VIP
Contrafund(R) Portfolio Service Class 2                  ___%
Investment Grade Bond Portfolio Service Class 2          ___%
Mid Cap Portfolio Service Class 2                        ___%
Overseas Portfolio Service Class 2                       ___%

FRANKLIN TEMPLETON VIP TRUST
Franklin Income Securities Fund - Class 2                ___%
Templeton Global Income Securities Fund - Class 2        ___%
Templeton Growth Securities Fund - Class 2               ___%

GOLDMAN SACHS VIT
Mid Cap Value Fund - Institutional Shares                ___%
Structured U.S. Equity Fund - Institutional Shares       ___%

JANUS ASPEN SERIES
Large Cap Growth Portfolio:  Service Shares              ___%

LEGG MASON PARTNERS VARIABLE
Small Cap Growth Portfolio, Class I                      ___%

MFS(R)
Total Return Series - Service Class                      ___%
Utilities Series - Service Class                         ___%

OPPENHEIMER
Capital Appreciation Fund/VA, Service Shares             ___%
Global Securities Fund/VA, Service Shares                ___%
Main Street Small Cap Fund/VA, Service Shares            ___%
Strategic Bond Fund/VA, Service Shares                   ___%

PIMCO VIT
All Asset Portfolio, Advisor Share Class                 ___%

RIVERSOURCE VARIABLE SERIES TRUST
  RIVERSOURCE PARTNERS VP
    Fundamental Value Fund                               ___%
    Select Value Fund                                    ___%
    Small Cap Value Fund                                 ___%
  RIVERSOURCE VP
    Cash Management Fund                                 ___%
    Diversified Bond Fund                                ___%
    Diversified Equity Income Fund                       ___%
    Dynamic Equity Fund                                  ___%
    Global Inflation Protected Securities Fund           ___%
    High Yield Bond Fund                                 ___%
    Income Opportunities Fund                            ___%
    Mid Cap Value Fund                                   ___%
    S&P 500 Index Fund                                   ___%
    Short Duration U.S. Government Fund                  ___%
  SELIGMAN VP
    Growth Fund                                          ___%
  THREADNEEDLE VP
    Emerging Markets Fund                                ___%
    International Opportunity Fund                       ___%

VAN KAMPEN LIT
Comstock Portfolio Class II Shares                       ___%

VAN KAMPEN UIF
Global Real Estate Portfolio, Class II Shares            ___%
Mid Cap Growth Portfolio, Class II Shares                ___%

WANGER
International                                            ___%
USA                                                      ___%

411381-DPRS5NY                      Page 3.1                          A(04/2013)

Contract Number:  9920-SAMPLE                Contract Date: May 1, 2013

Fixed Account Minimum Interest Rate: 1.00%

     Any purchase payments allocated to the Regular Fixed Account on the Contract Date will earn interest, for the first year, at the annual effective rate of 1.00%. New rates may be declared from time to time.

     Any purchase payments allocated to the 6-Month Special DCA fixed account on the Contract Date will earn interest at the annual effective rate of 1.00%. New rates may be declared from time to time.

     Any purchase payments allocated to the 12-Month Special DCA fixed account on the Contract Date will earn interest at the annual effective rate of 1.00%. New rates may be declared from time to time.

CV Waiver Percentage: 10%

     See the definition of "total free amount" in the Surrender Charge provision.

Hospitalization/Nursing Home Waiver Benefit Age: 75

     See Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision.

TI Waiver Benefit Age: 100

     See Waiver of Surrender Charges upon Terminal Illness Diagnosis provision.

ROPP Benefit Age: 79

     See Payments to Beneficiaries provision.

Schedule of Surrender Charges: If you surrender all or a portion of this contract, a surrender charge may apply. A surrender charge applies if all or part of the Contract Value is surrendered during the surrender charge period which is the first four contract years.

 Contract       Surrender Charge Percentage
   Year         Applied to Purchase Payments
   ----         ----------------------------
     1                       7%
     2                       6%
     3                       5%
     4                       4%
Thereafter                   0%

You may surrender the greater of (1) your prior contract anniversary Contract Value multiplied by the CV Waiver Percentage shown above or (2) contract earnings each contract year during the surrender charge period without incurring a surrender charge. Refer to the Surrender Provisions.

411381-DPRS5NY                      Page 3.2                          A(04/2013)

Contract Number:  9920-SAMPLE                Contract Date: May 1, 2013

Annual Mortality and Expense Risk Fee:
  Through the 10th Contract Anniversary(1)(2)
    Base Fee + Optional Death Benefit Rider Fee  = Total M&E Fee
      1.35%  +                 0%                = 1.35% of the daily net asset value

  After the 10th Contract Anniversary(1)(2)
    Base Fee + Optional Death Benefit Rider Fee  = Total M&E Fee
      0.95%  +                 0%                = 0.95% of the daily net asset value

(1) If the Annuitization Start Date is prior to or on the 10th Contract Anniversary, the Base Fee will not decrease after the 10th Contract Anniversary.

(2) To determine which Base Fee applies, use the Contract Anniversary on the original Contract Date: XX/XX/XXXX.

Annual Variable Account Administrative Charge: 0% of the daily net asset value

Contract Administrative Charge:
  Initial Annual Charge                                                    $30
    We reserve the right to adjust this charge after the first contract anniversary, but the charge will never exceed $50.

  Initial Annual Charge if contract value equals or exceeds $50,000        $ 0
    We reserve the right to charge up to $20 after the first contract anniversary. See Contract Administrative Charge provision.

Regular Fixed Account Purchase Payment and Transfer Limits:

     1. Payments to the Regular Fixed Account are limited to 100% of each payment. (There are no limits on payments to the Regular Fixed Account if the payment is used to establish automated transfers under a dollar cost averaging arrangement.) We reserve the right to restrict payments to the Regular Fixed Account on a nondiscriminatory basis with 30 Days written notice. In addition, if We waive any restrictions on payments to the Regular Fixed Account, You will be notified in writing, signed by an officer of the company.

     2. Transfers to the Regular Fixed Account are limited to transfer amounts which result in the Regular Fixed Account Contract Value (after the transfer) being no more than 100% of the total Contract Value. (There are no limits on transfers to the Regular Fixed Account if the transfer is used to establish automated transfers under a dollar cost averaging arrangement.) We reserve the right to restrict transfers to the Regular Fixed Account on a nondiscriminatory basis with 30 Days written notice. In addition, if We waive any restrictions on transfers to the Regular Fixed Account, You will be notified in writing, signed by an officer of the company.

     3. Transfers from the Regular Fixed Account (including automated transfers under a dollar cost averaging arrangement) are limited to the greater of:

               a.   $10,000; or

               b. 30% of the Regular Fixed Account Contract Value at the beginning of the contract year. All purchase payments received into the Regular Fixed Account prior to Your transfer request are considered Your beginning of contract year value during the first contract year.

     We reserve the right to restrict transfers from the Regular Fixed Account on a nondiscriminatory basis with 30 Days written notice. In addition, if We waive any restrictions on transfers from the Regular Fixed Account, You will be notified in writing, signed by an officer of the company.

411381-DPRS5NY                      Page 3.3                          A(04/2013)